Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Third Quarter Results

Dallas, Texas – October 30, 2007 – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three- and nine-month periods ended September 30, 2007.

Third Quarter
For the quarter ended September 30, 2007, revenue was $114.7 million, as compared to $124.1 million during the third quarter of 2006.  Of the $9.4 million revenue decrease, $3.5 million (37%) was due to lower fuel surcharge revenue.  Revenue, net of fuel surcharges, decreased by 5.8% from the same quarter last year.

Stoney M. (“Mit”) Stubbs, President and CEO commented, “We knew the third quarter was going to be a challenge.  The freight environment continued to run tight, creating pricing pressure for our service offerings. During the third quarter of 2007, revenue per loaded mile from our truckload services decreased by nearly 3% from the third quarter of 2006.  Less-than-truckload (“LTL”) revenue-per-hundredweight also decreased by close to 3% from the 2006 quarter.  We saw a favorable LTL price impact, around 3% improvement, comparing the third quarter to the second quarter of this year, as a result of a general rate increase.  We continue to remain focused on growing our freight brokerage operation as we increased revenue to $4.4 million (10%) for the third quarter of 2007 compared to the second quarter of 2007.  This represents four quarters in a row of solid growth in our brokerage and logistics operation.

“Although our trucking capacity is down by about 120 (5.5%) trucks since the third quarter of 2006, utilization measures improved throughout 2007 and particularly the latter part of the third quarter.  Third quarter 2007 asset productivity (measured by revenue per truck per week) was $3,269, about 3.3% less than the same quarter last year, but 2.2% better than the year-to-date measure through June 30 of this year.

“LTL tonnage increased on a sequential basis by roughly 3%.  We continue reducing schedules where yields are not enough to make an acceptable margin, and we are adding schedules that didn’t exist previously in order to improve overall yield.”

FFEX incurred an operating loss of $1.3 million during the third quarter of 2007, as compared to income from continuing operations of $5.4 million during the comparable year-ago quarter.   Aside from lower revenue, the operating loss reflects incremental expenses associated with physical damage to equipment, work-related injury claims and employee health and welfare plans.  “We are looking for the root causes of each of these so we can restore our operating ratio (operating expenses divided by revenue) to a more palatable level,” Mr. Stubbs said.  The third quarter 2007 operating ratio was 101.1%, compared to 95.7% for the third quarter of 2006.

Mr. Stubbs added, “For a number of capital and tax reasons, we lease most of our tractors and around half of our trailers.  When you own an asset, only the depreciation is in operating expenses. The interest on any money you borrow to buy the asset is a non-operating expense.  When you lease an asset, the entire lease payment, a component of which is the return on the lessors’ investment, gets included in operating expenses.  That impacts the operating ratio.  We estimate that on an annual basis, if we owned the assets we lease, although our pre-tax result would not change, about $5 million would shift from operating to non-operating expenses, or about $1.25 million per quarter, about the same as our third quarter 2007 operating loss.”

FFEX incurred a pre-tax loss of $1.0 million during the third quarter of 2007, as compared to pre-tax income from continuing operations of $5.3 million during the comparable year-ago quarter.  For the third quarter of 2007, the company reported an after-tax net loss of $3.2 million, or 19 cents per diluted share.  For the comparable three months of 2006, FFEX reported net income of $2.9 million, or 16 cents per diluted share.

For the three months ended September 30, 2007, the effective tax rate (income tax divided by pre-tax income or loss) was a negative 217%, as compared to a positive 46% in the comparable year-ago period.  Thomas G. Yetter, Chief Financial Officer, explained, “Our losses have caused volatility in our effective tax rate.  Because we expect our effective tax rate to be around 11% for the entire year, we had to make adjustments within our third quarter to bring our effective rate through the first nine months equal to the expected tax rate for the year.  As of June 30, 2007, we expected our effective tax rate to be around 75%.  These adjustments caused our third quarter 2007 tax rate to be 217% compared to the statutory federal rate of 35%.

“We will update our effective tax rate at December 31, 2007.  If our results for the fourth quarter of 2007 vary from our current expectations, our effective tax rate for the year will probably differ significantly from the 11% that we projected as of September 30, 2007.”

“With all that, I’d like to point out that FFEX remains a financially sound company”, commented Mr. Stubbs.  “We enter the fourth quarter debt free after having repurchased more than 450 thousand shares of our stock during the third quarter, spending more than $3.25 million in the process.  I expect we’ll resume that now that our results have been announced.”

Nine Months
For the nine months ended September 30, 2007, total revenue was $334.3 million, compared to $371.3 million during the 2006 nine-month period.  Included in total revenue were fuel surcharges of $51.5 million for the nine-month period of 2007, as compared to $59.4 million for the 2006 nine-month period.  Included in revenue for the nine-month period of 2006 but not included in the nine-month period of 2007 were $2.5 million from disaster relief efforts.

Operating expenses were higher during the nine-month period in 2007 as compared to the year-ago period, driven primarily by larger claims incurred for medical, physical damage to equipment, and cargo losses, offset partially by lower liability claims.

FFEX incurred a net loss of $4.1 million, or $0.24 per diluted share during the 2007 period compared to net income of $6.9 million, or $0.37 per diluted share during the year-ago period.

Net capital expenditures during the nine-month period of 2007 were $600 thousand, as compared to $17.7 million during the year-ago period.

Mit Stubbs further commented, “The first nine months of this year were difficult given an unpredictable freight economy marked with several key strategic initiatives we put on our plate for the new management team to march towards. At the front and center of these initiatives stands our ability to enhance and grow certain strategic businesses such as our brokerage, dedicated, intermodal, and LTL offerings.  We remain committed to those initiatives as well as to the acquisition and retention of safe and qualified drivers. There are a few areas that need more immediate attention than others, such as improving equipment utilization and asset productivity, streamlining back-office functions and creating synergies through consolidation, which includes uniting certain groups of companies that operate on different freight management systems and consolidating them onto one standard platform. The freight market was tough on us this year, and the balance of the year doesn’t look much different.”

About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent.  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is also the largest on the North American continent.  The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations, and assumptions we made based upon information currently available.  Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project” and similar expressions.  These statements are based on our current expectations and are subject to uncertainty and change.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results could differ materially from the expectations reflected in such forward-looking statements.  Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Factors that are not within our control that could cause actual results to differ materially from those in such forward-looking statements include demand for our services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which we operate, operational risks and insurance, risks associated with the technologies and systems we use and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three and Nine Months Ended September 30,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months		Nine Months
	2007	2006	2007	2006

Revenue	$114,730	$124,133	$334,288	$371,285

Costs and expenses
Salaries, wages and related expenses	31,893	30,813	97,101	97,688
Purchased transportation	30,813	30,335	83,216	88,234
Fuel	21,684	23,499	61,435	67,968
Supplies and expenses	13,911	15,296	40,926	44,364
Revenue equipment rent	7,640	7,537	22,885	23,153
Depreciation	4,592	5,082	14,697	15,325
Communications and utilities	1,169	1,120	3,213	3,176
Claims and insurance	3,125	4,579	12,212	13,640
Operating taxes and licenses	1,188	1,138	3,550	3,383
Gains on disposition of equipment	(799)	(958)	(2,331)	(2,609)
Miscellaneous expenses	772	313	2,501	4,714
	115,988	118,754	339,405	359,036
(Loss) income from continuing operations	(1,258)	5,379	(5,117)	12,249
Interest and other expense (income)
Interest expense	--	103	--	225
Interest income	(189)	(93)	(571)	(393)
Equity in earnings of limited partnership	(211)	(226)	(418)	(478)
Life insurance and other	163	327	523	236
	(237)	111	(466)	(410)

Pre-tax (loss) income from continuing operations	(1,021)	5,268	(4,651)	12,659
Income tax expense (benefit)	2,214	2,423	(522)	5,781
Net (loss) income from continuing operations	(3,235)	2,845	(4,129)	6,878
Income from discontinued operations, net	--	17	--	32
Net (loss) income	$(3,235)	$2,862	$(4,129)	$6,910

Net (loss) income from continuing operations per share of common stock
Basic	$(0.19)	$0.16	$(0.24)	$0.38
Diluted	(0.19)	0.15	(0.24)	0.37
Income from discontinued operations per share of common stock
Basic	$--	$--	$--	$--
Diluted	--	--	--	--
Net (loss) income per share of common stock
Basic	$(0.19)	$0.16	$(0.24)	$0.38
Diluted	(0.19)	0.16	(0.24)	0.37
Weighted average shares outstanding
Basic	17,293	17,876	17,335	17,971
Diluted	17,293	18,374	17,335	18,688

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Revenue and Operating Statistics For the Three and Nine Months Ended September 30, (Unaudited)
	Three Months		Nine Months
Revenue from: [a]	2007	2006	2007	2006
Full-truckload linehaul services	$52.5	$57.4	$159.0	$182.1
Dedicated fleets	3.7	5.2	12.1	16.5
Total full-truckload	56.2	62.6	171.1	198.6
Less-than-truckload (“LTL”) services	33.9	34.0	96.2	97.1
Fuel surcharges	18.7	22.2	51.5	59.4
Freight brokerage	4.4	3.7	11.5	9.7
Equipment rental	1.5	1.6	4.0	6.5
Total revenue	114.7	124.1	334.3	371.3
Operating expenses	116.0	118.8	339.4	359.0
(Loss) income from operations	$(1.3)	$5.4	$(5.1)	$12.3
Operating ratio [b]	101.1%	95.7%	101.5%	96.7%

Total full-truckload revenue	$56.2	$62.6	$171.1	$198.6
LTL revenue	33.9	34.0	96.2	97.1
Total linehaul and dedicated fleet revenue	$90.1	$96.6	$267.3	$295.7
Weekly average trucks in service	2,097	2,175	2,136	2,239
Revenue per truck per week [c]	$3,269	$3,379	$3,209	$3,386
Statistical and revenue data: [d]
Full-truckload total linehaul miles [e]	40.2	42.5	122.2	136.1
Full-truckload loaded miles [e]	36.2	38.5	110.1	123.2
Full-truckload empty mile ratio [f]	10.0%	9.4%	9.9%	9.5%
Full-truckload linehaul revenue per total mile	$1.31	$1.35	$1.30	$1.34
Full-truckload linehaul revenue per loaded mile	$1.45	$1.49	$1.44	$1.48
Full-truckload linehaul shipments [g]	36.6	40.8	116.0	128.9
Full-truckload loaded miles per shipment	989	944	949	956
LTL hundredweight [g]	2,225	2,172	6,438	6,315
LTL linehaul revenue per hundredweight	$15.24	$15.65	$14.94	$15.38
Notes:
a)	Dollar amounts are stated in millions. The amounts presented in the table may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Operating expenses divided by revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)
The year-to-date and quarterly data presented in the table for the three quarters of 2007 and 2006 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
g)	In thousands.

Other selected, unaudited, information for the nine months ended, or as of, September 30, 2007 and 2006 is as follows (in thousands):

	2007	2006
Depreciation and amortization expense	$18,240	$19,353
Expenditures for property, plant and equipment	$11,893	$31,020
Proceeds from sale of property, plant and equipment	$11,267	$13,279
Cash and cash equivalents	$8,650	$2,309
Long-term debt	$--	$1,000
Tractors in service	2,064	2,186
Trailers in service	4,005	3,940
Non-driver employees	923	1,010